Exhibit 99.1

Contact:
Rick Iler, CFO
SiriCOMM, Inc.
2900 Davis Blvd., Suite 130
Joplin, MO 64804
Phone: 417-626-9971
Web: http://www.siricomm.com
Email: info@siricomm.com


                SIRICOMM REACHES OVER 450 WIRELESS "HOT SPOTS"

Network now at necessary density to begin distributing value added applications


Joplin, MO. - June 20, 2006-- SiriCOMM, Inc. (OTC BB: SIRC) today announced that it has deployed over 450 wireless "Wi-Fi HotSpots" in high-traffic locations serving the trucking industry nationwide. The Company has completed its initial roll-out with Pilot Travel Centers, LLC, Love's Travel Stops, Inc., and Petro Stopping Centers. Additionally, it has begun deployment of HotSpots at PrePass equipped weigh stations. Under an agreement that SiriCOMM announced last month, the Company will provide wireless data access at each of the 260 PrePass weigh station sites in 25 states.

"Reaching 450 sites in 41 states is a significant milestone for SiriCOMM," stated Hank Hoffman, President and CEO of SiriCOMM. "We believe we now have the critical mass necessary to begin selling value added applications over our network. We expect the first product to begin shipping in the third quarter, and are optimistic about the revenue growth potential."

Additionally, SiriCOMM has recently launched a comprehensive marketing campaign of its InTouch Internet service product which includes print media as well as extensive on-site advertising. SiriCOMM is working closely with its value added reseller partners to promote the InTouch package.

About SiriCOMM
--------------
SiriCOMM is an application service provider specializing in wireless Internet connectivity and productivity applications tailored to the transportation industry. By providing both network access and a robust application host platform, SiriCOMM delivers a responsive and convenient way for all industry stakeholders to interact with information needed on a regular basis. The company uses Wi-Fi technologies to create HotSpots at locations convenient to highway travel. More information including network locations is available at http://www.siricomm.com.

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Statements about the future performance of SiriCOMM, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of SiriCOMM's products, increased levels of competition for the company, new products and technological changes, SiriCOMM's dependence on third-party suppliers, and other risks detailed from time to time in SiriCOMM's periodic reports filed with the Securities and Exchange Commission. SiriCOMM provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.